EXHIBIT E-4-2


                                  WHEREAS

 A. The SELLER is a company active in the data processing field and is the owner of assets (hereinafter the "Company") organized for the creation, marketing and maintenance of software programmes, as specified in the enclosures attached to this agreement (hereinafter the "Agreement");

 B.  The PURCHASER is a company active in the data processing field;

 C. The SELLER intends to transfer the Company to the PURCHASER, who is willing to purchase, pursuant to the terms and conditions set forth in this Agreement (which represent the mere, partial, execution of part of the agreements previously made between the Parties)


                           THE ABOVE BEING STATED
                    The Parties hereby agree as follows


1.   SUBJECT OF THE AGREEMENT

1.1 In accordance with the terms and conditions of this Agreement, the SELLER transfers and sells to the PURCHASER, who purchases, the Company as described in this Clause "Subject of the Agreement" and in the Enclosures mentioned therein.

1.2 The Company includes the assets and liabilities indicated in the patrimonial situation enclosed to this Agreement as Enclosure 1.2 updated to 30 September, 1997 (hereinafter the "Reference Date") and in the relevant enclosures (hereinafter the "Provisional Patrimonial Situation"), as successively updated to 31 December, 1997 (hereinafter the "Transferral Date").

1.3 In compliance with the provisions of the previous Clause, the Parties undertake to jointly prepare, within 31 March, 1998, a new patrimonial situation relevant to the Company, updated to the Transferral Date (hereinafter the "Updated Patrimonial Situation"). Attached to the Updated Patrimonial Situation will be a series of enclosures which describe the individual assets and liabilities which, upon the execution of this Agreement, will be intended as transferred by the SELLER to the PURCHASER.

1.4  The Parties agree that for the purpose of preparing the Updated
     Patrimonial Situation no amendment or adjustment will be made to the values given in the Provisional Patrimonial Situation under the items (i) Fixed Assets; (ii) Intellectual Property Rights; and (iii)_ Risks and Fees Fund. The Parties have also agreed to conventionally fix (on the basis of the evaluations and estimates made) as Itl. 417,762,500 the value of the Start-up of the Company (which is not included in the items of the Provisiona l Patrimonial Situation) and not to subject such element to any value adjustment.


2.   VALIDITY OF THE AGREEMENT

2.1 This Agreement will become valid as of 00.01 a.m. of 1 January 1998, as of such date all of the assets and liabilities which are the subject of this transfer (as for every risk pertinent to the Company), will be intended as transferred by the SELLER to the PURCHASER.


3.   PAYMENT

3.1 The payment due by the PURCHASER to the SELLER for the transfer of the Company, as determined on the basis of the Preliminary Patrimonial Situation attached hereto, is established as Itl. 443,762,500 (hereinafter the "Payment").

3.2 The Payment has been determined by adding together the patrimonial value of the assets and liabilities transferred with the Company (equal, as of the Reference Date, to Itl. 26,000,000) and the conventional value attributed to the item Start-up, equal to Itl. 417,762,500.

3.3 The Parties undertake to make (and to cooperate in such way) - as far as possible - the patrimonial value of the assets and liabilities transferred with the Company at the Transferral Date, identical to that which results at the Reference Date, on the basis of the Preliminary Patrimonial Situation attached hereto (i.e. Itl. 26,000,000). It is furthermore agreed that only in the case in which the patrimonial value ascertained at the Transferral Date (on the basis of the Updated Patrimonial Situation) r esults as being higher than Itl. 26,000,000 or lower than Itl. 24,000,000, such value will be re-established as Itl. 26,000,000, by means of the payment of an amount equal to the difference
     (i) between the patrimonial value ascertained at the Transferral Date and the amount of Itl. 26,000,000 (if the patrimonial value at the Transferral Date results as higher than the patrimonial value at the Reference Date) or
     (ii) between Itl. 26,000,000 and the patrimonial value ascertained at the Transferal Date (if th e patrimonial value at the Transferral Date results as being lower than Itl. 24,000,000) (hereinafter the "Difference"). The Difference - which will be paid by the SELLER to the PURCHASER, if the patrimonial value of the Company at the Transferral Date results as being lower than Itl. 24,000,000; or by the PURCHASER to the SELLER, if the patrimonial value of the Company at the Transferral Date results as being higher than Itl. 26,000,000 - will be paid in cash or, if still possible, by means of cancelling some credits or some debits of the transferred assets. In the case in which the patrimonial value as of the Transferral Date (on the basis of the Updated Patrimonial Situation) results as being between Itl. 26,000,000 and Itl. 24,000,000, the transferral price of the Company will not be subject to any amendment.

3.4 It is finally agreed that, whenever during the course of 1998, with reference to the activity carried out by the Company and the company unit of SIPI-U S.r.l., with registered office in Udine, Via Leopardi 126 (company unit that the PURCHASER had purchased from SIPI-U through separate contractual agreements), the PURCHASER should make a profit (calculated prior to applying the relevant taxes) equal or exceeding the amount of Itl. 750,000,000, the aforementioned Payment due to the SELLER will be increa sed by an amount equal to the market value of 100,000 ordinary shares of ASA INTERNATIONAL LTD (with registered office in Framingham in the State of Massachusetts-USA-, at 10 Speen Street) quoted on the American Stock Exchange as NASDAQ (hereinafter the "ASA International Shares").


4.   TERMS AND MEANS OF PAYMENT

4.1 The Payment will be paid today by the PURCHASER to the SELLER, by means of banker's drafts for Itl. 25,000,000 and, for the remaining amount, by means of the proprietary transfer to the SELLER of 100,000 ASA International Shares (proprietary transfer which the PURCHASER undertakes to ensure that it is effected in favour of the SELLER directly by ASA International Ltd., by means of the issuance of 100,000 new shares of the company).

4.2 Where necessary, pursuant to and to fulfill what is established in Clause 3.4 above, the additional quota of Payment will be paid by the PURCHASER to the SELLER - by means of the proprietary transfer by the PURCHASER of a further (in respect of what is established in Clause 4.1 above) 100,000 ASA International Shares. If necessary, such transferral will be made as soon as the details concerning the PURCHASER's 1998 Balance Sheet are available and, in any case, no later than 30 June 1999.


5.   REGISTRATION TAX AND COSTS

5.1 The Parties hereby give notice that this Agreement is subject to a registration tax in proportion to the Payment and declare that the Company does not include any immovable properties.

5.2 The Parties agree that the registration tax due in accordance with the law, will be equally divided between the SELLER and the PURCHASER. All other costs (notary fees, deposit of deeds, etc.) however connected to the transfer of the Company will, instead, be the whole charge of the PURCHASER, who will directly provide for the fulfilment of the relevant costs and undertakes, in any case, to reimburse the SELLER, if the latter directly bears any or part of the costs.

5.3 This Agreement will be liable to registration pursuant and in fulfilment of Clause 35 (provisional liquidation) of the Stature on Registration Tax mentioned in President of The Republic's Decree No. 131 of
     26.4.1986. As soon as the Payment is definitely determined and, in the case in which it results as different to that indicated in Clause 3.1 of this Agreement, the Parties will provide for every consequent fulfilment in accordance with the law.


6.   ARBITRATION

6.1 The Parties hereto shall endeavour to settle amicably any dispute arising from the interpretation, performance or termination of this Agreement.

6.2 Any eventual dispute arising from the interpretation, performance or termination of this Agreement, which is not settled amicably, shall be brought before a Board of Arbitrators composed of 3 (three) members. The arbitration procedure shall be carried out in compliance with the provisions of the (Paris) ICC Rules on Conciliation and Arbitration, in force at such time.

6.3 Each party shall designate its Arbitrator, the Plaintiff in its request for arbitration and the Defendant in its reply to the request; the third Arbitrator, who shall be Chairman of the Board, shall be appointed by the 2
     (two) arbitrators appointed by the Parties. In the case that the Defendant fails to designate its Arbitrator within 20 (twenty) days from receipt of the request for arbitration containing the name of the Plaintiff's arbitrator and/or the Arbitrators appointed by the Parties fail to re ach an agreement on the designation of the third Arbitrator within 20 (twenty) days from the appointment of the Defendant's Arbitrator, then the Arbitrator or the missing Arbitrators shall be designated by the Chairman of the Court of Arbitration of the International Chamber of Commerce of Paris, upon the Parties' request.

6.4 Arbitration shall take place in London and shall be conducted in the English language. The Arbitrators shall render their award within 180 (one hundred and eighty) days from the date on which they have accepted their appointment.

6.5 In the case in which any dispute arises between the Parties in respect of the rendering or interpretation of the Arbitrators award or, however, in respect of this Agreement (which, in the latter case, does not come under the competence of the Board of Arbitrators), will be exclusively subject to the Court of Padua.


7.   FINAL PROVISIONS

7.1 The above Clauses and the Enclosures attached hereto form an integral part of this Agreement.

7.2 Any amendment or addition to this Agreement which may be mutually agreed between the Parties may only be made in writing.


     Padua, 13 January, 1998

     CEDES S.r.l.
     Mr. Alfonso Ostinelli
     Special attorney of the Company

     ------------------------------

     CEDES ASSOCIATES S.r.l.
     Mr. Alfred Angelone
     Chairman and Legal representative of the Company

     ------------------------------

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                        DEED OF TRANSFER OF THE BUSINESS


                                   between


     SIPI-U S.r.l., with registered office in Via Leopardi no. 126, Udine, represented by Mr. Alfonso Ostinelli, special attorney of the Company (pursuant to the power of attorney issued in his favour on ------- exhibit no. --------- of the Notary Public Carlo Busi in Padua)
                                                     (hereinafter the "SELLER")


                                       and


     CEDES ASSOCIATES S.r.l., with registered office in Viale dell'Industria no. 32, Padua, represented by Mr. Alfred Angelone, Chairman and legal representative of the Company
                                                  (hereinafter the "PURCHASER")